Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, February 22, 2011 7:00 A.M. CST
A. H. Belo Corporation Reports
Fourth Quarter and Full-Year 2010 Financial Results
     DALLAS — A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter and full-year 2010 total revenues of $130.8 million and $487.3 million, respectively. The Company recorded a pre-tax $132.3 million pension withdrawal charge in the fourth quarter, and posted a fourth quarter net loss of $5.65 per share. The Company’s full-year 2010 net loss was $5.92 per share.
     When pension and impairment charges are added back to EBITDA (“Adjusted EBITDA”) in both periods, the resulting Adjusted EBITDA in the fourth quarter was $15.6 million, a decrease of $4.2 million compared to the prior year. Adjusted EBITDA for the full-year 2010 was $56.5 million, an increase of $23.8 million or 72.5 percent compared to the prior year.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Our improved 2010 operating performance reflects the Company’s success in executing a content-first strategy of producing local news and information on a scale that other media cannot match. For 2011, the Company’s top three priorities are executing on revenue initiatives, remaining vigilant on expenses, and maximizing operating cash flow. Although the timing of real estate dispositions and potential proceeds are hard to predict, we are hopeful that results similar to 2010’s will be realized in 2011.”
     As of December 31, 2010, A. H. Belo had approximately $86 million of cash and cash equivalents, had no borrowings outstanding under its bank credit facility, and remained in compliance with bank covenants. As the Company announced on January 3, 2011, the Company will make an additional $30 million contribution into the two new defined benefit pension plans created, sponsored and managed by or on behalf of the Company (the “AHC Pension Plans”). The Company anticipates making the additional cash contribution in the first quarter, and this contribution will reduce the Company’s
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Two
cash and cash equivalents at the end of the quarter compared to the end of 2010.
Fourth Quarter Results
     Total revenue was $130.8 million in the fourth quarter of 2010, a decrease of 3.4 percent compared to the prior year. Advertising revenue, including print and digital revenues, decreased 6.0 percent, with the smallest decrease at The Dallas Morning News followed by The Press-Enterprise and The Providence Journal. Display advertising revenue decreased 10.7 percent to $33.6 million, and preprint revenue increased 0.3 percent to $27.5 million. Classified revenue decreased 8.8 percent to $15.3 million. Digital revenue was $9.9 million, a decrease of 0.9 percent. Advertising revenue from niche publications, which is included in the display, preprint, classified and digital revenue figures above, increased 33.4 percent to $7.1 million as Briefing, The Morning News’ free, home-delivered condensed print news product, increased advertising revenue 63.6 percent to $4.8 million. Circulation revenue decreased 3.4 percent to $35.1 million. Commercial printing, distribution and other revenue increased 28.0 percent to $9.5 million due primarily to increases in distribution and commercial printing revenues in Providence and Riverside.
     Total consolidated operating expense in the fourth quarter was $259.8 million. Excluding the effect of pension and impairment expenses in both periods, operating expense in the fourth quarter was $123.6 million, a 1.6 percent decrease compared to the prior year. This decrease was primarily driven by lower technology, bad debt and property tax expenses.
     The Company’s newsprint expense in the fourth quarter was $11.5 million, an increase of 26.7 percent compared to the prior year. Due to increased demand for
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Three
commercial printing services and advertising in Briefing and The Press-Enterprise, newsprint consumption increased 6.2 percent to 18,684 metric tons. Newsprint cost per metric ton increased 19.3 percent. The average purchase price per metric ton for newsprint increased 21.2 percent.
     Corporate and non-operating unit expenses in the fourth quarter, net of costs allocated to operating units, were $13.1 million, an increase of 0.8 percent compared to the prior year. Excluding the effect of pension and impairment expenses in both periods, corporate and non-operating unit expenses were $7.5 million, an 18.7 percent decrease, as salaries and wages, technology, computer and communication expenses all decreased.
     In the fourth quarter of 2010, A. H. Belo and Belo Corp., pursuant to their Tax Matters Agreement, agreed that Belo Corp. would carry back A. H. Belo’s 2009 taxable net operating loss to a previous tax year, resulting in a net refund to the Company of $3.5 million. The Company expects to receive the refund in the first half of 2011.
     The Company received a $3.1 million dividend from Classified Ventures, owner of Cars.com and Apartments.com, in the fourth quarter. Proceeds of $0.5 million were also received from the sale of excess land at the Denton Record-Chronicle.
Full-Year Results
     Total revenue was $487.3 million in 2010, a decrease of 6.0 percent compared to the prior year. Advertising revenue, including print and digital revenues, decreased 11.9 percent, with the smallest decrease at The Dallas Morning News followed by The Press-Enterprise and The Providence Journal. Display advertising revenue decreased 15.4 percent to $119.7 million, and preprint revenue decreased 7.5 percent to $91.2 million. Classified revenue decreased 15.4 percent to $62.8 million. Digital revenue was $36.6
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Four
million, a decrease of 4.1 percent. Advertising revenue from niche publications, which is included in the display, preprint, classified and digital revenue figures above, increased 36.8 percent to $23.4 million due primarily to Briefing, which increased revenue 66.1 percent to $14.2 million. Circulation revenue increased 3.3 percent to $141.1 million as circulation pricing actions implemented in Dallas and Providence in 2009 continued to cycle through. Commercial printing, distribution and other revenue increased 22.0 percent to $35.9 million as existing and new commercial printing and distribution contracts came on line in Dallas, Providence and Riverside.
     Total consolidated operating expense was $625.4 million in 2010. Excluding the effect of pension and impairment expenses in both periods, operating expense in 2010 was $476.0 million, a 10.2 percent decrease compared to the prior year. This decrease was primarily driven by lower salaries and wages, newsprint, technology and bad debt expenses.
     In 2010, the Company’s newsprint expense was $39.4 million, a decrease of 15.6 percent compared to the prior year. Newsprint consumption decreased 7.4 percent to 69,255 metric tons. Newsprint cost per metric ton decreased 8.9 percent as decreases in the first half of the year more than offset increases in the second half of the year. The average purchase price per metric ton of newsprint increased of 3.6 percent.
     Corporate and non-operating unit expenses in 2010, net of costs allocated to operating units, were $34.2 million, an increase of 0.7 percent compared to the prior year. Excluding the effect of pension and impairment expenses in both periods, corporate and non-operating unit expenses were $27.4 million, a 9.3 percent decrease, as salaries and wages, technology, and computer and communication expenses all decreased.
     For the full-year 2010, the Company’s pre-tax cash proceeds from real estate dispositions totaled nearly $10 million.
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Five
     As of December 31, 2010, A. H. Belo had approximately 2,200 full-time and 280 part-time employees.
Pension and Impairment Charges
     On January 3, 2011, A. H. Belo and its former parent company, Belo Corp., announced they completed the split of The G. B. Dealey Retirement Pension Plan (“GBD Pension Plan”) into separately-sponsored plans as scheduled. A. H. Belo stated that as a result of the split, the Company would report a significant charge in the fourth quarter of 2010. The $132.3 million charge recorded in the fourth quarter represents A. H. Belo’s net unfunded pension liability for Company employees and retirees that the Company assumed from the GBD Pension Plan as of December 31, 2010. By June 30, 2011, A. H. Belo and Belo Corp. expect to complete a final assessment and reconciliation of the allocations made from the GBD Pension Plan to the AHC Pension Plans based upon final January 1, 2011 participant data.
     Under the new AHC Pension Plans, the Company will account for future pension obligations in accordance with accounting guidance for single-employer defined benefit plans. The Company will record the funded or unfunded position of the AHC Pension Plans as an asset or liability each period and certain actuarial gains and losses will be recorded to other comprehensive income and amortized to earnings over future periods. The Company anticipates that required cash pension contributions will total approximately $25 million in 2011. The first quarter cash contribution will be approximately $8.7 million, and $3.4 million of this amount will come from A. H. Belo funds held on deposit by Belo Corp. for pension contributions. In the second, third and fourth quarters, the Company anticipates required cash contributions of approximately
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Six
$5.4 million each quarter. With these required payments and the additional $30 million contribution to be made in the first quarter, the Company’s cash pension contributions will total approximately $55 million in 2011.
     For tax purposes, the Company will deduct cash contributions to the AHC Pension Plans on its federal income tax returns.
     Pension expense, which is different than cash contributions, is expected to be $2 million in 2011.
     Fourth quarter results also include impairment charges totaling $2.5 million primarily related to investment write-offs.
Non-GAAP Financial Measures
     Reconciliations of net loss to EBITDA and Adjusted EBITDA are included as exhibits to this release.
Financial Results Conference Call
     A. H. Belo will conduct a conference call today at 1:30 p.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-401-8436 (USA) or 612-333-4911 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:30 p.m. CST on February 22 until 11:59 p.m. CST on March 1, 2011. The access code for the replay is 189802.
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Seven
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Reports Fourth Quarter and
Full-Year 2010 Financial Results
February 22, 2011
Page Eight
changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.
P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Net operating revenues
Advertising	$86,237	$91,731	$310,309	$352,368
Circulation	35,121	36,341	141,091	136,549
Printing and distribution	9,489	7,411	35,908	29,431

Total net operating revenues	130,847	135,483	487,308	518,348

Operating Costs and Expenses
Salaries, wages and employee benefits	50,604	48,318	212,998	214,600
Other production, distribution and operating costs	46,677	53,674	183,017	209,327
Newsprint, ink and other supplies	18,478	12,641	55,472	60,987
Depreciation	7,800	9,402	32,901	38,857
Amortization	1,310	1,625	5,239	6,499
Asset impairment	2,543	3,700	3,404	106,389
Pension plan withdrawal	132,346	—	132,346	—

Total operating costs and expenses	259,758	129,360	625,377	636,659

(Loss) income from operations	(128,911)	6,123	(138,069)	(118,311)

Other (expense) income
Interest expense	(203)	(580)	(808)	(1,382)
Other (expense) income, net	(729)	(1,037)	7,067	(677)

Total other (expense) income	(932)	(1,617)	6,259	(2,059)

Earnings
(Loss) earnings before income taxes	(129,843)	4,506	(131,810)	(120,370)
Income tax benefit	(10,336)	(1,143)	(7,575)	(12,475)

Net (loss) earnings	$(119,507)	$5,649	$(124,235)	$(107,895)

Net (loss) earnings per share
Basic and diluted	$(5.65)	$0.27	(5.92)	$(5.25)

Average shares outstanding
Basic and diluted	21,164	20,598	20,992	20,548

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	December 31,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$86,291	$24,503
Accounts receivable, net	56,793	62,977
Other current assets	32,593	34,464

Total current assets	175,677	121,944

Property, plant and equipment, net	176,676	203,329
Intangible assets, net	46,771	52,009
Other assets	21,516	27,145

Total assets	$420,640	$404,427

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$29,159	$19,191
Pension liabilities	54,833	—
Accrued expenses	27,448	29,788
Advance subscription payments	23,057	26,713

Total current liabilities	134,497	75,692

Pension liabilities	77,513	223
Deferred income taxes	591	—
Other liabilities	8,166	6,915
Total shareholders’ equity	199,873	321,597

Total liabilities and shareholders’ equity	$420,640	$404,427

A. H. Belo Corporation
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2010	2009	2010	2009
AS REPORTED
Net Income/(Loss)	$(119,507)	$5,649	$(124,235)	$(107,895)
Addback/(Subtract):
Depreciation and amortization	9,110	11,027	38,140	45,356
Interest expense	203	580	808	1,382
Income tax benefit	(10,336)	(1,143)	(7,575)	(12,475)

EBITDA (1)	(120,530)	16,113	(92,862)	(73,632)

Addback/(Subtract):
Pension expense	133,578	—	145,985	7
Impairments	2,543	3,700	3,404	106,389

Adjusted EBITDA (1)	$15,591	$19,813	$56,527	$32,764

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense and impairment expense recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.